Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257676

PROSPECTUS SUPPLEMENT NO. 4
To Prospectus dated July 21, 2021

QUANTUM-SI INCORPORATED
Up to 101,465,310 Shares of Class A Common Stock
Up to 19,937,500 Shares of Class B Common Stock
Up to 135,000 Warrants

This prospectus supplement no. 4 modifies, supersedes and supplements the prospectus dated July 21, 2021, as previously supplemented (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-257676).  This prospectus supplement is being filed solely to update certain information related to the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) to reflect the transfers of Class A common stock, par value $0.0001 per share (“Class A common stock”), previously allocated to certain Selling Securityholders listed in the Prospectus.

The Prospectus and prospectus supplements relate to the issuance by us of up to an aggregate of 3,968,319 shares of Class A common stock, which consists of (i) up to 135,000 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, HighCape Capital Acquisition Corp., a Delaware corporation (“HighCape”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 3,833,319 shares of Class A common stock that are issuable upon the exercise of 3,833,319 warrants issued in connection with the initial public offering of HighCape (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

  On June 10, 2021, HighCape consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of February 18, 2021 (the “Business Combination Agreement”), by and among HighCape, Tenet Merger Sub, Inc., a Delaware corporation, and Quantum-Si Incorporated, a Delaware corporation (“Legacy Quantum-Si”). Immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Merger Sub merged with and into Legacy Quantum-Si, with Legacy Quantum-Si surviving the Business Combination as a wholly-owned subsidiary of HighCape (the “Merger”). In connection with the Business Combination, HighCape changed its name to “Quantum-Si Incorporated” and Legacy Quantum-Si changed its name to “Q-SI Operations Inc.”

The Prospectus and prospectus supplements also relate to the resale from time to time by the Selling Securityholders of up to (i) 135,000 Private Placement Warrants, (ii) 135,000 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 2,178,750 shares of Class A common stock held by HighCape’s sponsor, HighCape Capital Acquisition LLC (the “Sponsor”) and certain of its transferees (the “Founder Shares”), (iv) 42,500,000 shares of Class A common stock issued in a private placement in connection with the closing of the Business Combination, (v) 696,250 shares of Class A common stock issued in a private placement to certain affiliates of Foresite Capital Management, LLC in connection with the closing of the Business Combination, (vi) 52,121,991 shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Quantum-Si pursuant to the Business Combination Agreement, including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (vii) 19,937,500 shares of Class B common stock issued pursuant to the Business Combination Agreement.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

  Our Class A common stock and Public Warrants are listed on Nasdaq under the symbols “QSI” and “QSIAW,” respectively. On November 18, 2021, the closing price of our Class A common stock was $7.58 and the closing price of our Public Warrants was $1.88.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 19, 2021.

SELLING SECURITYHOLDERS

The following information is provided to update the table appearing under the heading “Selling Securityholders” beginning on page 124 of the Prospectus in order to reflect (i) the transfer of 500,000 shares of Class A common stock held by Rothberg Family Fund, I LLC, a Selling Stockholder listed in the Prospectus, consisting of (A) 15,000 shares of Class A common stock transferred to Andrew Rothberg and (B) 485,000 shares of Class A common stock transferred to Michael J. Rothberg Family Trust u/a/d  September 4, 1998, as amended, Michael J. Rothberg, Trustee, each of which were not previously listed as Selling Securityholders in the Prospectus; (ii) the transfer of 5,000,000 shares of Class A common stock held by Palmer Portfolio Trust, LLC, a Selling Securityholder listed in the Prospectus, to Eldridge PIPE Holdings, LLC, who was not previously listed as a Selling Securityholder in the Prospectus; and (iii) the transfer of 11,000 shares of Class A common stock held by Kevin Rakin, a Selling Securityholder listed in the Prospectus, consisting of (A) 2,000 shares of Class A common stock transferred to Sarah Rakin, (B) 2,000 shares of Class A common stock transferred to Julia Rakin, (C) 1,000 shares of Class A common stock transferred to Liam Dagan Rakin, (D) 1,000 shares of Class A common stock transferred to Gabi Dagan Rakin, (E) 1,000 shares of Class A common stock transferred to Perry Piep, (F) 1,000 shares of Class A common stock transferred to Abe Piep, (G) 1,000 shares of Class A common stock transferred to Nathyn Piep, (H) 1,000 shares of Class A common stock transferred to Hannah Hoffman, and (I) 1,000 shares of Class A common stock transferred to Ari Hoffman, each of which were not previously listed as Selling Securityholders in the Prospectus.  To update the information contained in this section to reflect the transfers, the following table is revised to include the applicable information of Andrew Rothberg, Michael J. Rothberg Family Trust u/a/d  September 4, 1998, as amended, Michael J. Rothberg, Trustee, Eldridge PIPE Holdings, LLC, Sarah Rakin, Julia Rakin, Liam Dagan Rakin, Gabi Dagan Rakin, Perry Piep, Abe Piep, Nathyn Piep, Hannah Hoffman, and Ari Hoffman, and to reduce the shares of Class A common stock offered by Kevin Rakin.

The shares of Class A common stock held by the Selling Securityholders listed in the table below were included in the 97,631,991 shares of our Class A common stock registered for resale under the registration statement of which the Prospectus forms a part.  The percentages in the following table are based on 116,717,990 shares of Class A common stock outstanding as of September 30, 2021.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering		Shares of Class B Common Stock Beneficially Owned Prior to this Offering		Private Placement Warrants Beneficially Owned prior to this Offering		Number of Shares of Class A Common Stock Being Offered	Number of Shares of Class B Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Shares of Class B Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Shares	Percent	Shares	Percent	Shares	Percent				Shares	Percent	Shares	Percent	Shares	Percent
Andrew Rothberg(1)	15,000	*	-	-	-	-	15,000	-	-	-	-	-	-	-	-
Michael J. Rothberg Family Trust u/a/d September 4, 1998 , as amended, Michael J. Rothberg, Trustee(1)	485,000	*	-	-	-	-	485,000	-	-	-	-	-	-	-	-
Eldridge PIPE Holdings, LLC(2)	5,000,000	4.3%	-	-	-	-	5,000,000	-	-	-	-	-	-	-	-
Kevin Rakin(1)(3)	59,512	*	-	-	-	-	39,000	-	-	20,512	*	-	-	-	-
Sarah Rakin(1)	2,000	*	-	-	-	-	2,000	-	-	-	-	-	-	-	-
Julia Rakin(1)	2,000	*	-	-	-	-	2,000	-	-	-	-	-	-	-	-
Liam Dagan Rakin(1)	1,000	*	-	-	-	-	1,000	-	-	-	-	-	-	-	-
Gabi Dagan Rakin(1)	1,000	*	-	-	-	-	1,000	-	-	-	-	-	-	-	-
Perry Piep(1)	1,000	*	-	-	-	-	1,000	-	-	-	-	-	-	-	-
Abe Piep(1)	1,000	*	-	-	-	-	1,000	-	-	-	-	-	-	-	-
Nathyn Piep(1)	1,000	*	-	-	-	-	1,000	-	-	--	-	-	-	-	-
Hannah Hoffman(1)	1,000	*	-	-	-	-	1,000	-	-	-	-	-	-	-	-
Ari Hoffman(1)	1,000	*	-	-	-	-	1,000	-	-	--	-	-	-	-	-

*	Denotes less than 1%.

(1)	Unless otherwise indicated, the business address of each of these holders is c/o Quantum-Si Incorporated, 530 Old Whitfield Street, Guilford, CT 06437.

(2)	The business address of such holder is 600 Steamboat Road, Suite 200, Greenwich, Connecticut 06830.

(3)
Represents (i) 39,000 shares of Class A common stock held by Mr. Rakin, and (ii) 20,512 shares of Class A common stock issuable upon the vesting of restricted stock units held by Mr. Rakin. No shares of Class A common stock are issuable upon the vesting of restricted stock units within 60 days of September 30, 2021 held by Mr. Rakin.